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                                                                    EXHIBIT 14.1






                                  G REIT, INC.

                       CODE OF BUSINESS CONDUCT AND ETHICS


                                  MAY 10, 2004



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                                TABLE OF CONTENTS

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LETTER FROM THE CEO............................................................2


INTRODUCTION...................................................................3

         Purpose...............................................................3
         Seeking Help and Information..........................................3
         Reporting Violations of the Code......................................4
         Policy Against Retaliation............................................4
         Waivers of the Code...................................................4
         Certifying Compliance.................................................4

Conflicts of Interest..........................................................5

         Identifying Potential Conflicts of Interest...........................5
         Disclosure of Conflicts of Interest...................................6

CORPORATE OPPORTUNITIES........................................................6

         Confidential Information..............................................6

COMPETITION AND FAIR DEALING...................................................7

PROTECTION AND USE OF COMPANY ASSETS...........................................7


GIFTS AND ENTERTAINMENT........................................................7


COMPANY RECORDS................................................................8


ACCURACY OF FINANCIAL REPORTS AND OTHER PUBLIC COMMUNICATIONS..................8


COMPLIANCE WITH LAWS AND REGULATIONS...........................................9

INTERACTIONS WITH THE GOVERNMENT...............................................9

COMPLIANCE WITH INSIDER TRADING LAWS..........................................10


PUBLIC COMMUNICATIONS AND REGULATION FD.......................................11

         Public Communications Generally......................................11
         Compliance with Regulation FD........................................11

EMPLOYMENT PRACTICES..........................................................12

         Harassment and Discrimination........................................12
         Alcohol and Drugs....................................................12
         Violence Prevention and Weapons......................................13

CONCLUSION....................................................................13
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LETTER FROM THE CEO



May 10, 2004

Dear G REIT Employee:

         G REIT is dedicated to conducting its business consistent with the highest standards of business ethics. We have an obligation to our employees, shareholders, customers, suppliers, community representatives and other business contacts to be honest, fair and forthright in all of our business activities.

         As an employee of the Company, you are faced every day with a number of business decisions. It is your personal responsibility to uphold the Company's high standards of business ethics in each and every one of these situations. It is not possible for our Code of Business Conduct and Ethics (the "Code") to address every situation that you may face. If you use your good business judgment and experience, your business decisions are not likely to raise ethical issues. When you are faced with an ethical issue, we hope that this Code will serve as a guide to help you make the right choice.

         We encourage you to take this opportunity to review our policies and to discuss any questions you may have with your supervisor or with the General Counsel directly. The guidelines set out in this Code are to be followed at all levels of this organization by our directors, officers and employees. We rely on you to uphold our core values and conduct our business honestly, fairly and with integrity.

Sincerely,



Anthony W. ("Tony")Thompson
Chairman, President and CEO



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INTRODUCTION

PURPOSE

         This Code of Business Conduct and Ethics contains general guidelines for conducting G REIT's business consistent with the highest standards of business ethics. This Code is intended to qualify as a "code of ethics" within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder. To the extent this Code requires a higher standard than required by commercial practice or applicable laws, rules or regulations, we adhere to these higher standards.

         This Code applies to all of our directors, officers and employees wherever they are located and whether they work for G REIT on a full- or part-time basis. We refer to all persons covered by this Code as "G REIT employees" or simply "employees." We also refer to our Chief Executive Officer and our Chief Financial Officer as our "Principal Financial Officers."

SEEKING HELP AND INFORMATION

         This Code is not intended to be a comprehensive rulebook and cannot address every situation that you may face. Instead, this Code is intended to give general guidance on ethical standards that G REIT expects all directors, officers and employees to follow.

         If you are faced with a difficult business decision that is not addressed in this Code, ask yourself the following questions:

         -        Is it legal?

         -        Is it honest and fair?

         -        Is it in the best interests of G REIT?

         -        How does this make me feel about myself and G REIT?

         - Is there an alternative action that does not pose an ethical conflict?

         - If the situation were reversed, how would I feel as the recipient of this action?

         - Would I feel comfortable if an account of my actions were published with my name in the newspaper?

         If you still feel uncomfortable about a situation or have any doubts about whether it is consistent with the Company's high ethical standards, please seek help. We encourage you to contact your supervisor for help first. If your supervisor cannot answer your question or if you do not feel comfortable contacting your supervisor, contact the General Counsel.



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REPORTING VIOLATIONS OF THE CODE

         All G REIT employees have a duty to report any known or suspected violation of this Code, including any violation of the laws, rules, regulations or policies that apply to the Company. Reporting a known or suspected violation of this Code by others will not be considered an act of disloyalty, but an action to safeguard the reputation and integrity of G REIT and its employees. If you know of or suspect a violation of this Code, immediately report the conduct to your supervisor. Your supervisor will contact the General Counsel, who will work with you and your supervisor to investigate your concern. If you do not feel comfortable reporting the conduct to your supervisor or you do not get a satisfactory response, you may contact the General Counsel directly. All reports of known or suspected violations of the law or this Code will be handled sensitively and with discretion. Your supervisor, the General Counsel and the Company will protect your confidentiality to the extent possible, consistent with law and the Company's need to investigate your concern.

         It is G REIT policy that any employee who violates this Code will be subject to appropriate discipline, which may include termination of employment. This determination will be based upon the facts and circumstances of each particular situation. An employee accused of violating this Code will be given an opportunity to present his or her version of the events at issue prior to any determination of appropriate discipline. Any employee who fails to report known or suspected violations by another employee may also be subject to appropriate discipline, including termination of employment. Employees who violate governmental laws, rules or regulations or this Code may expose themselves to substantial civil damages, criminal fines and prison terms. The Company may also face substantial fines and penalties and many incur damage to its reputation and standing in the community. Your conduct as a representative of the Company, if it does not comply with governmental laws, rules or regulations or with this Code, can result in serious consequences for both you and G REIT.

POLICY AGAINST RETALIATION

         G REIT strictly prohibits retaliation against an employee who, in good faith, seeks help or reports known or suspected violations. Any reprisal or retaliation against an employee because the employee, in good faith, sought help or filed a report will be subject to disciplinary action, including potential termination of employment. If you suspect that you have been retaliated against by your supervisors or co-workers for reporting suspected misconduct, you should immediately report your suspicion to the General Counsel.

WAIVERS OF THE CODE

         Waivers of this Code for employees may be made only by an executive officer of the Company. Any waiver of this Code for our directors, executive officers or other principal financial officers may be made only by our Board of Directors or the appropriate committee of our Board of Directors and will be disclosed to the public as required by law.

CERTIFYING COMPLIANCE

         It is important for all employees to fully understand this Code and to utilize it regularly as questions and issues arise. We require annual certification of this policy by all members of the



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Board of  Directors  and all key  management  employees,  including  all who are eligible to receive restricted stock and stock options. The certification process is initiated and coordinated by the General Counsel in conjunction with the Internal Audit Department.

CONFLICTS OF INTEREST

IDENTIFYING POTENTIAL CONFLICTS OF INTEREST

         A conflict of interest can occur when an employee's private interest, or the private interest of a family member of an employee, interferes or reasonably appears to interfere in any way with the interests of G REIT as a whole. You should actively avoid any private interest that influence your ability to act in the interests of the Company or that makes it difficult to perform your work objectively and effectively.

         Conflicts of interest with the potential to be material in fact or appearance are prohibited as a matter of G REIT policy, except under guidelines approved by our Board of Directors. The following are examples of situations (applicable to both an employee or a family member of an employee) that are likely to present a conflict of interest:

         - Outside Employment. No employee should be employed by, serve as a director of, or provide any services to a company that is a material customer, supplier or competitor of the Company.

         - Improper Personal Benefits. No employee should obtain any material (as to him or her) personal benefits or favors because of his or her position with the Company. Please see "Gifts and Entertainment" below for additional guidelines in this area.

         - Financial Interests. No employee should have a significant financial interest (ownership or otherwise) in any company that is a material customer, supplier or competitor of the Company. A "significant financial interest" means (i) ownership of greater than 1% of the equity of a material customer, supplier or competitor or (ii) an investment in a material customer, supplier or competitor that represents more than 5% of the total assets of the employee.

         - Loans or Other Financial Transactions. No employee should obtain loans or guarantees of personal obligations from, or enter into any other personal financial transaction with, any company that is a material customer, supplier or competitor of the Company. This guideline does not prohibit arms-length transactions with banks, brokerage firms or other financial institutions.

         - Service on Boards and Committees. No employee should serve on a board of directors or trustees or on a committee of any entity (whether profit or not-for-profit) whose interests reasonably would be expected to conflict with those of the Company.

         - Actions of Family Members. The actions of family members outside the workplace may also give rise to the conflicts of interest described above because they may influence an employee's objectivity in making decisions on behalf of the Company.



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                  For purposes of this Code, "family members" include your
                  spouse or life-partner, brothers, sisters and parents, in-laws and children whether such relationships are by blood or adoption.

         This list is not exhaustive and many other relationships or situations may present conflicts of interest between you and G REIT. You should discuss any relationship that presents a potential conflict of interest with your supervisor or the General Counsel.

DISCLOSURE OF CONFLICTS OF INTEREST

         G REIT requires that employees fully disclose any situations that reasonably would be expected to give rise to a conflict of interest. If you suspect that you have a conflict of interest, or something that others could reasonably perceive as a conflict of interest, you must report it immediately to your supervisor or the General Counsel. Your supervisor and the General Counsel will work with you to determine whether you have a conflict of interest and, if so, how best to address it. Although conflicts of interest are not automatically prohibited, they are not desirable and may only be waived as described in "Waivers of the Code" above.

CORPORATE OPPORTUNITIES

         As an employee of the Company, you have an obligation to advance the Company's interests when the opportunity to do so arises. If you discover or are presented with a business opportunity through the use of corporate property, information or because of your position with the Company, you should first present the business opportunity to the Company before pursuing the opportunity in your individual capacity. No employee may use corporate property, information or his or her position with the Company for personal gain or should compete with the Company.

         You should disclose to your supervisor the terms and conditions of each business opportunity covered by this Code that you wish to pursue. Your supervisor will contact the General Counsel and the appropriate management personnel to determine whether the Company wishes to pursue the business opportunity. If the Company waives its right to pursue the business opportunity, you may pursue the business opportunity on the same terms and conditions as originally proposed and consistent with the other ethical guidelines set forth in this Code.

CONFIDENTIAL INFORMATION

         Employees have access to a variety of confidential information while employed at the Company. Confidential information includes all non-public information that might be of use to competitors, or, if disclosed, harmful to the Company or its customers. Employees have a duty to safeguard all confidential information of the Company or third parties with which the Company conducts business, except when disclosure is authorized or legally mandated. An employee's obligation to protect confidential information continues after her or she leaves the Company. Unauthorized disclosure of confidential information could cause competitive harm to the Company or its customers and could result in legal liability to you and the Company.

         Any questions or concerns regarding whether disclosure of Company information is legally mandated should be promptly referred to the General Counsel.



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COMPETITION AND FAIR DEALING

         All employees should endeavor to deal fairly with fellow employees and with the Company's tenants, customers, vendors, suppliers and competitors. While it is expected that the Company's employees will advance the interests of the Company, they should do so in a manner that is consistent with high standards of integrity and ethical dealing. Employees should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

PROTECTION AND USE OF COMPANY ASSETS

         Employees should protect G REIT's assets and ensure their efficient use for legitimate business purposes only. Theft, carelessness and waste have a direct impact on the Company's profitability. The use of Company funds or assets, whether or not for personal gain, for any unlawful or improper purpose is prohibited.

         To ensure the protection and proper use of the Company's assets, each employee should:

         - Exercise reasonable care to prevent theft, damage or misuse of Company property;

         - Report the actual or suspected theft, damage or misuse of Company property to a supervisor;

         - Use the Company's telephone system, other electronic communication services, written materials and other property primarily for business-related purposes;

         - Safeguard all electronic programs, data, communications and written materials from inadvertent access by others; and

         - Use Company property only for legitimate business purposes, as authorized in connection with your job responsibilities.

         Employees should be aware that Company property includes all data and communications transmitted or received to or by, or contained in, the Company's electronic or telephonic systems. Company property also includes all written communications. Employees and other users of this property should have no expectation of privacy with respect to these communications and data. To the extent permitted by law, the Company has the ability, and reserves the right, to monitor all electronic and telephonic communication. These communications may also be subject to disclosure to law enforcement or government officials.

GIFTS AND ENTERTAINMENT

         The giving and receiving of gifts is a common business practice. Appropriate business gifts and entertainment are welcome courtesies designed to build relationships and understanding among business partners. However, gifts and entertainment should not compromise, or appear to compromise, your ability to make objective and fair business decisions.



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         It is your responsibility to use good judgment in this area. As a general rule, you may give or receive gifts or entertainment to or from customers or suppliers only if the gift or entertainment would not be viewed as an inducement to or reward for any particular business decision. All gifts and entertainment expenses should be properly accounted for on expense reports.

         You should make every effort to refuse or return a gift that is beyond these permissible guidelines. If it would be inappropriate to refuse a gift or you are unable to return a gift, you should promptly report the gift to your supervisor. Your supervisor will bring the gift to the attention of the General Counsel, which may require you to donate the gift to an appropriate community organization. If you have any questions about whether it is permissible to accept a gift or something else of value, contact your supervisor or the General Counsel for additional guidance.

         Note: Gifts and entertainment may not be offered or exchanged under any circumstances to or with any employees of the U.S., state or local governments. If you have any questions about this policy, contact your supervisor or the General Counsel for additional guidance. For a more detailed discussion of special considerations applicable to dealing with the U.S., state and local governments, see "Interactions with the Government."

COMPANY RECORDS

         Accurate and reliable records are crucial to our business. Our records are the basis of our earnings statements, financial reports and other disclosures to the public and guide our business decision-making and strategic planning. Company records include booking information, payroll, timecards, travel and expense reports, e-mails, accounting and financial data, measurement and performance records, electronic data files and all other records maintained in the ordinary course of our business.

         All Company records must be complete, accurate and reliable in all material respects. Undisclosed or unrecorded funds, payments or receipts are inconsistent with our business practices and are prohibited. You are responsible for understanding and complying with our record keeping policy. Ask your supervisor if you have any questions.

ACCURACY OF FINANCIAL REPORTS AND OTHER PUBLIC COMMUNICATIONS

         As a public company, we are subject to various securities laws, regulations and reporting obligations. Both federal law and our policies require the disclosure of accurate and complete information regarding the Company's business, financial condition and results of operations. Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Company and result in legal liability.

         Our Principal Financial Officers bear the primary responsibility for ensuring accurate, complete and timely disclosure. However, all of our employees are expected to comply with the standards set forth by applicable law and in this Code, and must neither participate in nor tolerate improper financial reporting. Evidence of improper financial reporting should be reported to G REIT's General Counsel immediately. Examples of evidence that should be reported include:



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         -        financial results that seem inconsistent with the performance of underlying business transactions;

         - inaccurate Company records, such as overstated expense reports or erroneous invoices;

         -        transactions that do not seem to have a good business purpose;
                  and

         - requests to circumvent ordinary review and approval procedures.

         The Company's Principal Financial Officers and other employees working in the Accounting and Finance Department have a special responsibility to ensure that all of our financial disclosures are full, fair, accurate, timely and understandable. These employees must understand and strictly comply with generally accepted accounting principles and all standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts. In addition, such Principal Financial Officers should insist that employees they supervise understand and strictly comply with such principles, policies, laws and regulations.

COMPLIANCE WITH LAWS AND REGULATIONS

         Each employee has an obligation to comply with all laws, rules and regulations applicable to the operations of the Company. These include, without limitation, laws covering bribery and kickbacks, copyrights, trademarks and trade secrets, information privacy, insider trading, illegal political contributions, antitrust prohibitions, foreign corrupt practices, offering or receiving gratuities, environmental hazards, compliance with the Americans with Disabilities Act of 1990, employment discrimination or harassment, occupational health and safety, false or misleading financial information or misuse of corporate assets. You are expected to understand and comply with all laws, rules and regulations that apply to your job position. If any doubt exists about whether a course of action is lawful, you should seek advice from your supervisor or the General Counsel.

INTERACTIONS WITH THE GOVERNMENT

         The Company conducts business with the U.S., state and local governments. The Company is committed to conducting its business with all governments and their representatives with the highest standards of business ethics and in compliance with all applicable laws and regulations, including the special requirements that apply to government contracts and government transactions. In your interactions with the government, you should:

         - Be forthright and candid at all times. No employee should intentionally misstate or omit any material information from any written or oral communication with the government.

         - Exercise extreme care in maintaining records for and allocating costs to government contracts. Costs incurred on one government project should not be charged against another government project.



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         -        You should not offer or exchange any gifts, gratuities or
                  favors with, or pay for meals, entertainment, travel or other similar expenses for, government employees.

         If your job responsibilities include interacting with the government, you are expected to understand and comply with the special laws, rules and regulations that apply to your job position. If any doubt exists about whether a course of action is lawful, you should seek advice immediately from your supervisor and the General Counsel.

COMPLIANCE WITH INSIDER TRADING LAWS

         Company employees are prohibited from trading in the stock or other securities of G REIT while in possession of material, nonpublic information about G REIT. In addition, Company employees are prohibited from recommending, "tipping" or suggesting that anyone else buy or sell stock or other securities of G REIT on the basis of material, nonpublic information. Company employees who obtain material nonpublic information about another company in the course of their employment are prohibited from trading in the stock or securities of the other company while in possession of such information or "tipping" others to trade on the basis of such information. Violation of insider trading laws can result in severe fines and criminal penalties, as well as disciplinary action by the Company, up to and including termination of employment.

         Information is "non-public" if it has not been made generally available to the public by means of a press release or other means of widespread distribution. Information is "material" if a reasonable investor would consider it important in a decision to buy, hold or sell stock or other securities. As a rule of thumb, any information that would affect the value of stock or other securities should be considered material. Examples of information that is generally considered "material" include:

         - Financial results or forecasts, or any information that indicates a company's financial results may exceed or fall short of forecasts or expectations;

         -        Important new products or services;

         - Pending or contemplated acquisitions or dispositions, including mergers, tender offers or joint venture proposals;

         -        Possible management changes or changes of control;

         - Pending or contemplated public or private sales of debt or equity securities;

         -        Acquisition or loss of a significant customer or contract;

         -        Significant write-offs;

         -        Initiation or settlement of significant litigation; and

         - Changes in the Company's auditors or a notification from its auditors that the Company may no longer rely on the auditor's report.



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         The laws against insider trading are specific and complex. Any questions about information you may possess or about any dealings you have had in the Company's securities should be promptly brought to the attention of the General Counsel.

PUBLIC COMMUNICATIONS AND REGULATION FD

PUBLIC COMMUNICATIONS GENERALLY

         The Company places a high value on its credibility and reputation in the community. What is written or said about the Company in the news media and investment community directly impacts our reputation, positively or negatively. Our policy is to provide timely, accurate and complete information in response to public requests (media, analysts, etc.), consistent with our obligations to maintain the confidentiality of competitive and proprietary information and to prevent selective disclosure of market-sensitive financial data. To ensure compliance with this policy, all news media or other public requests for information regarding the Company should be directed to the Company Spokespersons (defined below). The Company Spokespersons will work with you and the appropriate personnel to evaluate and coordinate a response to the request.

COMPLIANCE WITH REGULATION FD

         In connection with its public communications, the Company is required to comply with a rule under the federal securities laws referred to as Regulation FD (which stands for "fair disclosure"). Regulation FD provides that, when we disclose material, non-public information about the Company to securities market professionals or stockholders (where it is reasonably foreseeable that the stockholders will trade on the information), we must also disclose the information to the public. "Securities market professionals" generally include analysts, institutional investors and other investment advisors.

         To ensure compliance with Regulation FD, we have designated the following officials as "Company Spokespersons:"

         -        Chief Executive Officer

         -        Chief Financial Officer

         -        General Counsel.

         Only Company Spokespersons are authorized to disclose information about the Company in response to requests from securities market professionals or stockholders. If you receive a request for information from any securities market professionals or stockholders, promptly contact the Company Spokespersons to coordinate a response to such request.

         Company employees who regularly interact with securities market professionals are specifically covered by Regulation FD and have a special responsibility to understand and comply with Regulation FD. Contact the General Counsel if you have any questions about the scope or application of Regulation FD.



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

EMPLOYMENT PRACTICES

         G REIT pursues fair employment practices in every aspect of its business. The following is intended to be a summary of our employment policies and procedures. Copies of our detailed policies are available from the Human Resources Department. Company employees must comply with all applicable labor and employment laws, including anti-discrimination laws and laws related to freedom of association and privacy. It is your responsibility to understand and comply with the laws, regulations and policies that are relevant to your job. Failure to comply with labor and employment laws can result in civil and criminal liability against you and the Company, as well as disciplinary action by the Company, up to and including termination of employment. You should contact the General Counsel or the Human Resources Department if you have any questions about the laws, regulations and policies that apply to you.

HARASSMENT AND DISCRIMINATION

         G REIT is committed to providing equal opportunity and fair treatment to all individuals on the basis of merit, without discrimination because of race, color, religion, national origin, sex (including pregnancy), sexual orientation, age, disability, veteran status or other characteristic protected by law. The Company prohibits harassment in any form, whether physical or verbal and whether committed by supervisors, non-supervisory personnel or non-employees. Harassment may include, but is not limited to, offensive sexual flirtations, unwanted sexual advances or propositions, verbal abuse, sexually or racially degrading words, or the display in the workplace of sexually suggestive objects or pictures.

         If you have any complaints about discrimination or harassment, report such conduct to your supervisor or the Human Resources Department. All complaints will be treated with sensitivity and discretion. Your supervisor, the Human Resources Department and the Company will protect your confidentiality to the extent possible, consistent with law and the Company's need to investigate your concern. Where our investigation uncovers harassment or discrimination, we will take prompt corrective action, which may include disciplinary action by the Company, up to and including, termination of employment. The Company strictly prohibits retaliation against an employee who, in good faith, files a compliant.

         Any member of management who has reason to believe that an employee has been the victim of harassment or discrimination or who receives a report of alleged harassment or discrimination is required to report it to the Human Resources Department immediately.

ALCOHOL AND DRUGS

         G REIT is committed to maintaining a drug-free work place. All Company employees must comply strictly with Company policies regarding the abuse of alcohol and the possession, sale and use of illegal substances. Drinking alcoholic beverages is prohibited while on duty or on the premises of the Company, except at specified Company-sanctioned events or as otherwise approved by the executive officers of the Company. Possessing, using, selling or offering illegal drugs and other controlled substances is prohibited under all circumstances while on duty or on the premises of the Company. Likewise, you are prohibited from reporting for work, or driving a



                                       12
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Company vehicle or any vehicle on Company business, while under the influence of alcohol or any illegal drug or controlled substance.

VIOLENCE PREVENTION AND WEAPONS

         The safety and security of Company employees is vitally important. The Company will not tolerate violence or threats of violence in, or related to, the workplace. Employees who experience, witness or otherwise become aware of a violent or potentially violent situation that occurs on the Company's property or affects the Company's business must immediately report the situation to their supervisor or the Human Resources Department.
         G REIT does not permit any individual to have weapons of any kind in Company property or vehicles, while on the job or off-site while on Company business. This is true even if you have obtained legal permits to carry weapons. The only exception to this policy applies to security personnel who are specifically authorized by Company management to carry weapons.

CONCLUSION

         This Code of Business Conduct and Ethics contains general guidelines for conducting the business of G REIT consistent with the highest standards of business ethics. If you have any questions about these guidelines, please contact your supervisor or the General Counsel. Each employee is responsible for his or her actions. Conduct that violates the law or this Code cannot be justified by claiming that it was ordered or sanctioned by another employee in a higher management position. If you engage in conduct prohibited by the law or this Code, you will be deemed to have acted outside the scope of your employment. Such conduct will subject you to disciplinary action, which may include termination of employment.

THIS CODE AND THE MATTERS CONTAINED HEREIN ARE NEITHER A CONTRACT OF EMPLOYMENT NOR A GUARANTEE OF CONTINUING G REIT POLICY. WE RESERVE THE RIGHT TO AMEND, SUPPLEMENT OR DISCONTINUE THIS CODE AND THE MATTERS ADDRESSED HEREIN, WITHOUT PRIOR NOTICE, AT ANY TIME AND FROM TIME TO TIME.



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